Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT LETTER
This AMENDED AND RESTATED EMPLOYMENT LETTER, dated as of August 19, 2010 (the “Employment Letter”), is between A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and Joseph A. Jeffries (“Executive”) and amends and restates in entirety the Amended and Restated Employment Letter between Company and Executive dated August 10, 2009.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1. Employment; Change of Control.
(a) The Company is pleased to continue Executive’s employment with the Company as set forth in this Employment Letter.
(b) The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Appendix I) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives if a Change of Control occurs, paragraphs 2 through 12 of this Employment Letter (except paragraph 10 which shall continue) shall be superseded by Appendix I.
2. Effectiveness. This Employment Letter shall be effective as of the date hereof.
3. Position. Executive’s title is Chief Executive Officer. Executive will report directly to the Board.
4. Base Salary. Executive’s annual base salary is $475,000, payable in regular installments in accordance with the Company’s general payroll practices. Executive’s performance and salary will be reviewed annually on a schedule consistent with the Company’s practice for officers (such schedule currently contemplated to be May of each year).
5. [INTENTIONALLY OMITTED.]
6. Annual Incentive Plan. During each fiscal year in which Executive continues to be employed by the Company, he will be entitled to participate in the Company’s annual incentive bonus plan (the “ Annual Incentive Plan ”) as administered and determined by the Compensation Committee of the Board. If the Board or the Compensation Committee modifies such Annual Incentive Plan in subsequent years, Executive shall continue to participate at a level no lower than the highest level established for any Executive Vice President of the Company as administered and determined by the Compensation Committee of the Board.

7. Long-Term Incentive Compensation. Executive will be eligible to participate in the Company’s long-term incentive plan as administered and determined by the Compensation Committee of the Board. Upon execution of this Employment Letter, the Company is granting to Executive 150,000 stock-settled Stock Appreciation Rights which vest in full after three years from the date of grant pursuant to the form of Stock Appreciation Rights Agreement issued under the Company’s 2007 Stock Incentive Plan, as amended.
8. Benefits . Executive will be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices, including without limitation, the following:
•	Medical, dental and prescription benefits.

•	Life insurance equal to 1.5 times his annual base salary, with a maximum amount of $450,000; optional voluntary life insurance.

•	Long-term disability benefits; New Jersey short-term disability benefits.

•	Participation in the Company’s 401(k) plan.

•	Vacation (three (3) weeks annually).

•	Cell phone/blackberry.

•	Reimbursement for business expenses/use of a corporate credit card.
9. [INTENTIONALLY OMITTED.]
10. Covenants.
(a) In consideration of the compensation to be paid to Executive as set forth in this Employment Letter, the sufficiency of which Executive hereby acknowledges, Executive agrees that for a period of eighteen (18) months after termination of his employment (the “ Non-Compete Period ”), Executive will not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries (such businesses being the retail sale of arts and crafts and related products), as such businesses exist or are in process on the date of the termination of his employment, within a fifty (50) mile radius of any geographic location in which the Company or its subsidiaries engage in such businesses or actively plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded and which competes with the businesses of Company and its subsidiaries, so long as Executive has no direct or indirect active participation in the business of such corporation.

(b) During the Non-Compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire an employee of the Company or any subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).
(c) The provisions of this paragraph 10 will be enforced to the fullest extent permitted by the law in the state in which Executive resides or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 10 are reasonable. In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 10, the Non-Compete Period shall be tolled until such breach or violation has been duly cured.
11. Severance and Benefits Prior to a Change of Control. If Executive’s employment is terminated at any time by the Company without cause (as defined below) prior to a Change of Control, Executive will receive (i) the sum of (a) severance payments in the amount of eighteen (18) months’ salary continuation at his then current rate, less any required withholdings or authorized deductions, in equal consecutive monthly installments from the termination date, plus (b) an amount equal to the sum of the actual annual incentive bonus paid to Executive in each of the two fiscal years prior to the termination date multiplied by .75, less any required withholdings or authorized deductions, in eighteen (18) equal consecutive monthly installments from the termination date (the amounts in subparagraphs 11(i)(a) and 11(i)(b) collectively, “Severance”) plus (ii) health insurance benefits pursuant to the Company’s programs as in effect from time to time, to the extent Executive participated immediately prior to the date of such termination for eighteen (18) consecutive months from the termination date. Severance shall be paid at the same time the Executive’s salary would have been paid based on the Company’s normal payroll practices had the Executive continued employment through the severance term. Notwithstanding the foregoing and in conformity with paragraph 16 below, if the Severance is subject to the Specified Employee Rule (as defined in paragraph 16 below), then no monthly payment of Severance shall be made to the Executive before the date which is six (6) months after the date of his separation from service as and to the extent required under Code Section 409A (as defined in paragraph 16 below) and the aggregate of the first six months payments shall be made on that date with the remaining twelve payments to be made in twelve consecutive equal monthly installments.

Cause shall mean the a determination in good faith by the Company of either (i) failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chairman of the Board or another member of the Board which specifically identifies the manner in which the Chairman of the Board or the Board believes that the Executive has not substantially performed the Executive’s duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or (ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company’s Code of Ethical Business Conduct, as amended, restated or supplemented. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice from the Chairman of the Board or another member of the Board finding that, in the good faith opinion of the Chairman of the Board or the Board, the Executive is guilty of the conduct described in phrases (i) or (ii) of this paragraph setting forth the meaning of Cause, and specifying the particulars thereof in detail.
No payment of any sum pursuant to this paragraph 11 will be made unless (i) Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents), all in form and substance as provided by counsel to the Company (the “Release”), (ii) any waiting period or revocation period provided by law for the effectiveness of the Release shall have expired without Executive having revoked the Release and (iii) the Resignation (as defined in paragraph 17 below) shall have become effective. Upon any termination of employment Executive agrees not to make any negative comments or disparaging remarks, concerning or relating to his employment with Company or his service as a director on the Board, in writing, orally, or electronically, that would injure the business or reputation of the Company and its subsidiaries (and their respective present and former affiliates, officers, directors, employees and agents).
12. At Will. Executive may terminate his employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate his employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chairman of the Board.
13. No Confidences. During his employment, Executive shall not improperly use, communicate, disclose, provide commentary regarding or make available any proprietary information or trade secrets of any former employer or any other person or entity to whom or to which Executive has any duty of confidentiality. Further, Executive warrants that Executive shall not bring onto the Company’s premises or transfer to the Company’s electronic media any documents or information that is not generally known to the public, belonging to any former employer or other person or entity to whom or to which Executive owes a duty of confidentiality unless Executive has written consent from the former employer or other person or entity. Executive acknowledges that Executive is agreeing to all of the terms of this Employment Letter voluntarily and without any coercion or restraint.
14. Other Agreements. Consistent with the Company’s practices, Executive will enter into agreements relating to confidentiality and arbitration, along with equity agreements from time to time, with the Company as a condition of his employment. This Employment Letter replaces and supersedes any and all prior discussions, offers, communications or agreements of any sort whatsoever previously provided to Executive by the Company; except that any agreements with respect to equity grants to Executive and the Award letter agreement dated March 29, 2010 between the Company and Executive shall continue in full force and effect, the terms of which shall control over the terms of this Employment Letter in the case of a conflict between this Employment Letter and the Award letter or any such equity grant agreement; provided further however; that if Appendix I has become effective and there is a conflict between the terms of any such equity grant agreement and Section 7 of Appendix I, then Section 7 of Appendix I shall control.
15. Counterparts. This Employment Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same letter.
16. Code Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Employment Letter or otherwise, shall be made within two and one-half months (2-1/2 months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)).
All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that an amount becomes payable to the Executive after termination of employment, the Company shall determine whether such payment is subject to the requirements of Code Section 409A (a) (2)(A)(i) and Code Section 409A (a)(2)(B)(i) (hereinafter referred to as the “Specified Employee Rule”). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within thirty (30) days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive) as and to the extent required under Code Section 409A. The aggregate amount that would have been payable to the Executive but for the restrictions imposed by the prior sentence shall be paid to the Executive as soon as permitted by Code Section 409A, without the imposition of excise taxes.

All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy subject to Code Section 409A shall comply with the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
17. Member of Board; Resignation. Within 30 days after the execution of this Employment Letter, the Board will elect Executive as a member of the Board to fill a vacant position on the Board. Concurrently with such election Executive shall execute and deliver a resignation letter (“Resignation”) which provides that Executive resigns his position as a member of the Board effective immediately upon any termination of his employment with the Company. The Resignation shall be retained with the records of the Company.
18. Notices.
Any notice provided for hereof shall be in writing and shall be (i) personally delivered, (ii) delivered overnight by a nationally recognized overnight delivery carrier or (iii) mailed by certified first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Joseph A. Jeffries
At his most recent address as reflected in the employment records of the Company.
Notices to the Company:
130 A. C. Moore Drive
Berlin, NJ 08009
Attention: Chairman of the Board

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice hereof shall be deemed to have been given on the day personally delivered, one day after deposit with the overnight delivery carrier or three days after being mailed.
IN WITNESS WHEREOF, the parties hereto have caused this Employment Letter to be duly executed and delivered as of the date first written above.

EXECUTIVE
/s/ Joseph A. Jeffries
Joseph A. Jeffries

A.C. MOORE ARTS & CRAFTS, INC.
By:	/s/ Michael J. Joyce
Michael J. Joyce,
Chairman of the Board

APPENDIX I
CHANGE OF CONTROL PROVISIONS
To Employment Letter of Joseph A. Jeffries (“Executive”)
If a Change of Control (as defined in this Appendix I) of the Company occurs, paragraphs 2 through 12 of the Employment Letter (except paragraph 10 which shall continue) shall be superseded by this Appendix I.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Effective Date.
For the purpose of this Appendix I, the “Effective Date” shall mean the date on which a Change of Control (as defined in Section 2 of this Appendix I) occurs. Anything in the Employment Letter to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of the Employment Letter and this Appendix I, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
2. Change of Control. For the purpose of this Appendix I and the Employment Letter, a “Change of Control” shall mean:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3. Employment Term. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of the Employment Letter and this Appendix I, for the period commencing on the Effective Date and ending on the eighteenth month anniversary of such date (the “Employment Term”). Such period may be extended in writing by the mutual agreement of the Company and Executive at any time prior to such anniversary.
4. Terms of Employment.
(a) Position and Duties.
(i) During the Employment Term, (A) the Executive’s position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to him at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive’s best efforts and Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries. During the Employment Term it shall not be a violation of this Appendix I or the Employment Letter for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Appendix I and the Employment Letter. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b) Compensation.
(i) Base Salary. During the Employment Term, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Term, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under the Employment Letter and this Appendix I. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in the Employment Letter and this Appendix I shall refer to Annual Base Salary as so increased. As used in this Appendix I, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(ii) Annual Bonus; Long-term incentive plan; Benefits. In addition to Annual Base Salary, the Executive will continue to be eligible to participate in the Company’s annual incentive bonus plan, for each fiscal year ending during the Employment Term, and be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to such annual incentive plan consistent with the Company’s practices. Executive will continue to be eligible to participate in the Company’s long-term incentive plan and to be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices.
5. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with this Appendix I and the Employment Letter of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Appendix I and the Employment Letter, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Term for Cause. For purposes of this Appendix I “Cause” shall mean:
(i) the failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chairman or another member of the Board which specifically identifies the manner in which the Chairman or the Board believes that the Executive has not substantially performed the Executive’s duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or
(ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company’s Code of Ethical Business Conduct.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice from the Chairman of the Board or another member of the Board finding that, in the good faith opinion of the Chairman of the Board or the Board, the Executive is guilty of the conduct described in subsection 5(b)(i) or (ii) above, and specifying the particulars thereof in detail.
(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Appendix I and the Employment Letter, “Good Reason” shall mean:
(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 4(a) of this Appendix I, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Appendix I, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) of this Appendix I; or
(iv) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Appendix I and the Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(d) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the notice of termination, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
6. Obligations of the Company upon Termination.
(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate Executive’s employment for Good Reason:
(i) the Company shall pay to the Executive in a single lump sum payment in cash within 30 days after the Date of Termination the aggregate of the following amounts (provided however; that in conformity with Section 9 below, if the single lump sum is subject to the Specified Employee Rule ((as defined in Section 9 below)), then the single lump sum shall be paid to the Executive on the date which is six (6) months after the date of his separation from service as and to the extent required under Code Section 409A ((as defined in Section 9 below))) :
(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (2) the product of (I) the target Annual Bonus paid or payable as if target were achieved for the current fiscal year of the Date of Termination and (II) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (“Pro Rata Bonus”), plus (3) any compensation previously deferred by the Executive and not theretofore previously paid shall be paid in accordance with the terms of the plan pursuant to which deferral was made plus (4) an amount equal to the sum of the actual annual incentive bonus paid to Executive in each of the two fiscal years prior to the Date of Termination multiplied by .75 and (5) the amount equal to the Executive’s Annual Base Salary multiplied by 1.5.

(ii) The Company shall provide all benefits as are, from time to time, maintained for officers of the Company, including without limitation, medical and other insurance plans to the Executive through the eighteenth month anniversary of the Date of the Termination of Executive’s employment pursuant to or, if not pursuant to, which are substantially equal to the Company’s insurance programs in effect and to the extent Executive participated immediately prior to the date of such termination, provided that if the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) applies to the provision of health insurance benefits for any part of the period of benefit continuation provided for by this paragraph, Executive will make all necessary elections and such benefits will run concurrently with and satisfy the continuation coverage requirements of this subsection for the period to which COBRA applies.
No payment of any sum nor the receipt of any benefit shall be due to Executive under this Section 6(a) unless and until (i) Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents — collectively the “Released Parties”) and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the “Release”), (ii) any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive’s having revoked such Release and (iii) if the Executive is a member of the Board, the Resignation (as defined in paragraph 17 of the Employment Letter) shall have become effective. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to Section 6(d) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.
(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive’s legal representatives under this Appendix I and the Employment Letter, except that Executive, or Executive’s estate if applicable, shall be entitled to receive the sum of (i) Executive’s Annual Base Salary through the Date of Termination, (ii) Executive’s Pro Rata Bonus (as defined in Section 6(a)(i)(A)(2)) and (iii) the timely payment or provision of any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies. The amounts set forth in Section 6(b)(i) and (ii) shall be paid to the Executive’s estate, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive, except that Executive shall be entitled to receive the sum of (i) Executive’s Annual Base Salary through the Disability Effective Date and (ii) Executive’s Pro Rata Bonus (as defined in Section 6(a)(i)(A)(2)) and (iii) the timely payment or provision of other benefits required to be paid or provided to Executive or which Executive is eligible to receive under any plan, program, practices or policies relating to disability of the Company and its affiliated Companies. The amounts set forth in Section 6(c)(i) and (ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or Executive voluntarily terminates employment without Good Reason during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive other than for the Executive’s Annual Base Salary through the Date of Termination and timely payment or provision of any other applicable benefits, in each case to the extent theretofore unpaid.
7. Options, SARs and Restricted Stock. All options to purchase and stock appreciation rights in common stock in the Company and the grants of common stock in the Company with vesting restrictions held by Executive on the date of a Change of Control shall immediately be deemed vested and the options and stock appreciation rights shall immediately become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option and stock appreciation right to exercise such option and stock appreciation right; provided, however, that if Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and stock appreciation right and (2) 18 months after the Date of Termination to exercise each such option and stock appreciation right post-termination. In the event that Executive’s employment with the Company is terminated for Cause, all options, stock appreciation rights and unvested restricted stock held by Executive shall terminate immediately.
8. Nonexclusivity of Rights. Nothing in this Appendix I or the Employment Letter shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Appendix I and the Employment Letter.
9. Code Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Appendix I and the Employment Letter or otherwise, shall be made within two and one-half months (2½  months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)).
All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that an amount becomes payable to the Executive upon termination of employment, the Company shall determine whether such payment is subject to the requirements of Code Section 409A (a) (2)(A)(i) and Code Section 409A (a)(2)(B)(i) (hereinafter referred to as the “Specified Employee Rule”). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within thirty (30) days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive) as and to the extent required under Code Section 409A. The aggregate amount that would have been payable to the Executive but for the restrictions imposed by Code Section 409A shall be paid to the Executive as soon as permitted by Code Section 409A without the imposition of excise taxes.
All expense reimbursement or in-kind benefits provided under this Appendix I and the Employment Letter or, unless otherwise specified, under any Company program or policy subject to Code Section 409A shall comply with the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
10. Code Section 280G. If it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee under this Agreement or any other arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, (including any applicable interest and penalties, the “Excise Tax”), then the parties agree that the Company shall reduce the aggregate amount of all such payments or distributions or other arrangements as may be necessary to avoid the application of any Excise Tax.

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